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                                                                    EXHIBIT 23.9

                          CONSENT OF INDEPENDENT ACCOUNTANT

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Joint Registration Statement on Form S-3 of Patriot American Hospitality, Inc, and Wyndham International, Inc. of our report dated March 7, 1997 except for note 12 as to which the date is October 7, 1997 on our audit of the Financial Statements of SCP (Buttes), Inc., as of and for the year ended December 31, 1996, included in the Current Report on Form 8-K/A No. 1 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997.

                                               /s/ PricewaterhouseCoopers LLP


Phoenix, Arizona
July 6, 1998